Exhibit 99.1
INDIANAPOLIS, April 2, 2008 (PRIME NEWSWIRE) — Bell Industries, Inc. (AMEX:BI – News) announced today that it will voluntarily withdraw its common stock from listing on the American Stock Exchange (“AMEX”). In approving this action, Bell’s board of directors considered several factors, including the costs associated with maintaining an exchange listing and the likelihood that the company would no longer meet the continued listing qualifications of AMEX during the current fiscal year.
Bell currently intends that the delisting will be effective on or about April 12th. After withdrawal of its common stock from listing on the AMEX, the company currently expects that the shares will be quoted on the OTC Bulletin Board, and the company’s new ticker symbol will be announced at that time. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for more than 3,000 over-the-counter equity securities.
About Bell Industries, Inc.
After the completion of the recently announced sale of its SkyTel division, Bell Industries will be comprised of two operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the ``safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, the likelihood that the company would no longer meet the continued listing qualifications of the AMEX during the current fiscal year, the effective timing of the company’s delisting from the AMEX and the company’s expectation that its shares will thereafter be quoted on the OTC Bulletin Board, are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.